CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for JNF Equity Portfolio and JNF Balanced Portfolio, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 5 to the Northern Lights Variable Trust Registration Statement on Form N-1A (File No. 333-131820).

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

April 20, 2007